EXHIBIT 16

LETTER FROM DELOITTE & TOUCHE, LLP

EXHIBIT 16

Deloitte & Touche LLP
Certified Public Accountants
Suite 1200
201 E. Kennedy Blvd.
Tampa, FL 33602-4990
USA

Tel: +1 813 273 8300
www.deloitte.com

June 10, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Superior Uniform Group, Inc.’s Form 8-K dated June 8, 2004, and have the following comments:

1.	We agree with the statements made in the second and third sentences of the first paragraph, the second paragraph and the third paragraph.

2.	We have no basis to agree or disagree with the statements made in the first and last sentences of the first paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Member                      of

Deloitte Touche Tohmatsu

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